Exhibit 99.1

Nuvilex Announces $27 Million Funding Commitment with Institutional Investor to Advance Late Phase Clinical Trials

$2 Million Initial Investment Completed

SILVER SPRING, MD, February 20, 2014 – Nuvilex, Inc. (OTCQB: NVLX), an international biotechnology company providing cell and gene therapy solutions for the treatment of deadly diseases, announced today that it has entered into a stock purchase agreement with Lincoln Park Capital Fund, LLC (Lincoln Park), a Chicago-based institutional investor. Lincoln Park initially purchased 8 million shares of Nuvilex’s common stock at $0.25 per share for $2 million and has committed to invest, at the sole option of Nuvilex, up to an additional $25 million of equity capital over the term of the purchase agreement. The proceeds from this investment will be used for Nuvilex’s late-stage clinical trials in advanced inoperable pancreatic cancer, for research into the use of constituents of marijuana in the emerging medical marijuana arena and for general operating purposes.

Kenneth L. Waggoner, the CEO and President of Nuvilex, commented, “Our stock purchase agreement with Lincoln Park gives Nuvilex the flexibility to access capital over time at prevailing market prices and as our needs arise. The initial funding helps us to proceed with our planned late-stage pancreatic cancer clinical trials. The $2 million initial investment also reflects the commitment to Nuvilex and our live-cell encapsulation platform for developing treatments for cancer and diabetes.”

During the 36-month term of the stock purchase agreement, Nuvilex, at its sole discretion, has the right to sell Lincoln Park up to an additional $25 million of Nuvilex common stock in amounts as described in the agreement and subject to certain conditions which include the effectiveness of a registration statement with the U.S. Securities and Exchange Commission (SEC) covering the sale of the shares that may be issued to Lincoln Park. Nuvilex controls the timing and amount of any future investment. Lincoln Park is obligated to make purchases if and when Nuvilex decides.

Under the terms of the stock purchase agreement, there are no upper limits on the price Lincoln Park may pay to purchase Nuvilex’s common stock.

The purchase price of the shares related to any future investments will be based on the prevailing market prices of Nuvilex’s shares immediately preceding a notice of sale to Lincoln Park. Lincoln Park has agreed not to cause or engage in any direct or indirect short selling or hedging of Nuvilex’s common stock.  The stock purchase agreement may be terminated by Nuvilex at any time at its sole discretion and without any monetary cost to Nuvilex.

A more detailed description of the stock purchase agreement is set forth in the Nuvilex’s Current Report on Form 8-K already filed with the SEC and which Nuvilex encourages be reviewed carefully.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in any offering, nor will there be any sale of securities of Nuvilex in any jurisdiction in which such offer solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.

1

About Nuvilex

Nuvilex is a biotechnology company focused on developing and preparing to commercialize treatments for cancer and diabetes based upon a proprietary cellulose-based live-cell encapsulation technology called Cell-in-a-Box(TM). This unique technology will be used as a platform upon which treatments for several types of cancer, including advanced, inoperable pancreatic cancer, and diabetes are being built. Nuvilex's treatment for pancreatic cancer involves the use of the widely used anticancer prodrug ifosfamide together with encapsulated live cells that convert ifosfamide into its active or "cancer-killing" form. Nuvilex's subsidiary, Medical Marijuana Sciences, Inc., is dedicated to the development of cancer treatments based upon chemical constituents of marijuana known as cannabinoids. To do so, it will examine ways to exploit the benefits of Cell-in-a-Box(TM) technology in optimizing the anticancer effectiveness of cannabinoids against cancers while minimizing or outright eliminating the debilitating side effects usually associated with cancer treatments. This provides Medical Marijuana Sciences a unique opportunity to develop "green" approaches to fighting deadly cancers, such as those of the pancreas, brain, breast and prostate, that affect hundreds of thousands of individuals worldwide every year. For more information, please visit www.nuvilex.com and www.medicalmarijuanasciences.com.

About Lincoln Park Capital

Lincoln Park is an institutional investor headquartered in Chicago, Illinois. Lincoln Park’s experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, specialty financing, energy and technology. Lincoln Park’s investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency. For more information, visit www.lpcfunds.com.

Safe Harbor:

This press release may contain forward-looking statements regarding Nuvilex and its future events and results that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release regarding Nuvilex’s financial position, business strategy, plans and objectives of management for future operations and business conditions are forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties. Important factors, many of which are beyond the control of Nuvilex, that could cause actual results to differ materially from those set forth in the forward-looking statements include general economic or business conditions, changes in legislation or regulatory requirements, conditions of the securities markets, Nuvilex’s ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability and other economic, competitive, governmental, regulatory and technical factors affecting the plans, operations, products and services of Nuvilex and its subsidiaries.

Nuvilex has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the control of Nuvilex. Nuvilex does not assume any obligations to update any of these forward-looking statements.

Investor Relations Contact:

Marlin Molinaro

Marmel Communications, LLC

Ph: 702.434.8692

mmolinarofc@aol.com

Dillon Heins

CorProminence, LLC

Mobile: 218.839.9051

dillonh@corprominence.com

2